As filed with the Securities and Exchange Commission on February 4, 2010
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COGO GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	52-0466460
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 518057, PRC

(Address of Principal Executive Offices)

Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan

(Full title of the plan)

Jeffrey Kang, Chief Executive Officer
Room 1001, Tower C, Skyworth Building
High-Tech Industrial Park
Nanshan, Shenzhen 518057, PRC

 (Name and address of agent for service)

011-86-755-267-43210

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Ave.
New York, NY  10154
Phone: (212) 407-4000
Facsimile:  (212) 407-4990

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE

Common Stock	6,000,000	$6.46	$38,760,000	$2,763.58

Total	6,000,000			$2,763.58

__________________________
(1)
The registration statement registers the issuance of 6,000,000 shares of common stock, which are issuable under the Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan, and adjustments to shares to account for any changes in capitalization such as, a stock split, stock dividend, or similar transaction involving the registrant’s common stock, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of the high and low prices of the common stock as reported on NASDAQ Global Select on January 29, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan, covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended, or the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, Cogo Group, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Jeffrey Kang, at the address and telephone number on the cover of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement.

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission on March 16, 2009;
(b)
The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009, filed with the Commission on May 8, 2009, August 7, 2009 and November 9, 2009, respectively;

(c)
The Company’s Current Reports on Form 8-K, filed with the Commission on February 12, 2009, March 20, 2009, April 15, 2009, May 6, 2009 August 6, 2009, November 6, 2009, November 20, 2009 and January 28, 2010 (other than information contained in Current Reports on Form 8-K is deemed furnished and not filed);

(d)
The description of the Company’s common stock contained in the Registration Statement on Form S-3, Commission File No. 333-141723, filed March 30, 2007, as amended on April 12, 2007, together with any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.  Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law authorizes Maryland corporations to limit the liability of directors and officers to the corporation or its stockholders for money damages, except to the extent that (a) it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received and (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Under the Maryland General Corporation Law, unless limited by charter, indemnification is mandatory if a director or an officer has been successful on the merits or otherwise in the defense of any proceeding by reason of his or her service as a director unless such indemnification is not otherwise permitted as described in the following sentence. Indemnification is permissive unless it is established that (a) the act or omission of the individual was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the individual actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director had reasonable cause to believe his or her act or omission was unlawful. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding sentence or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of competent jurisdiction.

The Maryland General Corporation Law also permits Maryland corporations to advance payments of reasonable expenses incurred by a director or officer in such a proceeding (other than one described in clause (c) of the preceding sentence) if the corporation has received a written affirmation by the director or officer of his or her good faith belief that the standard of conduct necessary for permissive indemnification has been satisfied and the corporation has received a written undertaking by or on behalf of the director or officer to repay the advanced amount if it is ultimately determined that that standard of conduct has not been met. The Maryland General Corporation Law also permits Maryland corporations to purchase and maintain insurance on behalf of directors or officers against any liability asserted against or incurred by them arising out of their positions, irrespective of whether the corporation would have the power to indemnify them for such liabilities.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the maximum extent required or permitted by Maryland law.  Our bylaws permit us to indemnify any person made or threatened to be made a party to an action, suit or proceeding, whether, civil, criminal, administrative or investigative, by reason of the fact that such person, at our request, is or was a director or officer of another corporation, against the liabilities, costs and expenses of every kind actually and reasonably incurred by him as a result of such action, suit or proceeding, or any threat thereof or any appeal thereon, to the full extent required or permitted under applicable common or statutory law, state or federal.  This indemnity is exclusive of other rights to which such person may be entitled.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4.1	Specimen Stock Certificate. (Incorporated by reference to the Registration Statement on Form S-1 filed on December 23, 2004, and subsequently amended on February 2, 2005.)

4.2	Shareholders Agreement, dated July 23, 2004. (Incorporated by reference to Exhibit 4.1 of the Form 8-K filed with the Securities and Exchange Commission on July 23, 2004.)

4.3	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan

4.4	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan Employee Restricted Stock Award Agreement

4.5	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan Consultant Restricted Stock Award Agreement

4.6	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan Director Restricted Stock Award Agreement

4.7	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Employee Unrestricted Stock Award Agreement

4.8	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Director Unrestricted Stock Award Agreement

4.9	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Consultant Unrestricted Stock Award Agreement

4.10	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan Employee Non-Qualified Stock Option Agreement

4.11	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan Consultant Non-Qualified Stock Option Agreement

4.12	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan Director Non-Qualified Stock Option Agreement

5.1	Opinion of Stein, Sperling, Bennett, De Jong, Driscoll & Greenfeig, P.C.

23.1	Consent of KPMG.

23.2	Consent of Stein, Sperling, Bennett, De Jong, Driscoll & Greenfeig, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages hereto.)

Item 9. Undertakings

A.            The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)   include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shenzhen, PRC, on this 4th day of January, 2010.

COGO GROUP, INC.

By:	/s/ Jeffrey Kang
Name: Jeffrey Kang
Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jeffrey Kang and Frank Zheng, individually, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 4, 2010	/s/ Jeffrey Kang
Jeffrey Kang Chairman, Chief Executive Officer and Director (Principal Executive Officer)

Date: February 4, 2010	/s/ Frank Zheng
Frank Zheng Chief Financial Officer, Treasurer, Secretary and Director (Principal Financial Officer)

Date: February 4, 2010	/s/ Allen Wu
Allen Wu Financial Controller and Chief Accounting Officer (Principal Accounting Officer)

Date: February 4, 2010	/s/ JP Gan
JP Gan Director

Date: February 4, 2010	/s/ Q.Y. Ma
Q.Y. Ma Director

Date: February 4, 2010	/s/ George Mao
George Mao Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Specimen Stock Certificate. (Incorporated by reference to the Registration Statement on Form S-1 filed on December 23, 2004, and subsequently amended on February 2, 2005.)

4.2	Shareholders Agreement, dated July 23, 2004. (Incorporated by reference to Exhibit 4.1 of the Form 8-K filed with the Securities and Exchange Commission on July 23, 2004.)

4.3	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan

4.4	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan Employee Restricted Stock Award Agreement

4.5	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan Consultant Restricted Stock Award Agreement

4.6	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan Director Restricted Stock Award Agreement

4.7	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Employee Unrestricted Stock Award Agreement

4.8	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Director Unrestricted Stock Award Agreement

4.9	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Consultant Unrestricted Stock Award Agreement

4.10	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan Employee Non-Qualified Stock Option Agreement

4.11	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan Consultant Non-Qualified Stock Option Agreement

4.12	Cogo Group, Inc. 2009 Omnibus Securities and Incentive Plan Director Non-Qualified Stock Option Agreement

5.1	Opinion of Stein, Sperling, Bennett, De Jong, Driscoll & Greenfeig, P.C.

23.1	Consent of KPMG.

23.2	Consent of Stein, Sperling, Bennett, De Jong, Driscoll & Greenfeig, P.C.

24.1	Power of Attorney (included on signature pages hereto.)